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                                                                      Exhibit 16


January 14, 2000


Mr. Milton A. Alpern
Chief Financial Officer
Eprise Corporation
1671 Worcester Road
Framingham, MA 01701


Dear Milton:

We have read the information under the caption "Change in Accountants" on page 61 of the Eprise Corporation Form S-1 Registration Statement and are in agreement with the statements therein.



Very truly yours,


Arthur Andersen LLP

Cc: SEC Office of the Chief Accountant